Exhibit 10.3
MYLAN INC.
2003 LONG-TERM INCENTIVE PLAN
NOTICE OF AWARD OF RESTRICTED STOCK UNITS
Notice is hereby given that, by action of the Compensation Committee of the Board of Directors of Mylan Inc. (the “Company”), [ ____________ ] (the “Participant”) has been granted, effective as of the [ ___ ] day of [ _________ ], an award of restricted stock units (the “Award”) payable in shares of common stock (the “Shares”) of the Company pursuant to the Company’s 2003 Long-Term Incentive Plan, as amended (the “Plan”). The Award is subject to the terms and conditions set forth below and in the Plan, which is a part of this Notice of Restricted Share Award (this “Notice”). To the extent that there is a conflict between the terms of the Plan and this Notice, the terms of the Plan shall govern, except as specifically set forth herein. Any term not defined herein shall have the meaning assigned to such term in the Plan.

1.    Number of Restricted Stock Units: [ _______ ] where 1 RSU is equal to the right to receive [ __ ] Share[s].

2.    Vesting: The Award granted hereunder will become vested in accordance with the following schedule (in each case at 12:01 a.m. (ET) on the relevant vesting date) provided the Participant is continuously employed by the Company on the relevant vesting dates and subject to accelerated vesting as set forth in Sections 4 and 5 of this Notice:

[Vesting Date	Shares Vested]
[	]

3.    Issuance of Shares: Within two (2) business days following the vesting of the Award or portion of such Award, the Company shall issue to the Participant Shares in respect of such vested Award in accordance with the Plan (if applicable, net of any Shares withheld by the Company to satisfy tax obligations as permitted by Section 11.05 of the Plan).

4.    Forfeiture: In the event of the termination of Participant’s employment by the Company for Cause, any unvested portion of the Award shall automatically be forfeited to the Company and this Notice shall be of no further force and effect. In the event of the termination of the Participant’s employment (i) by reason of the Participant’s death, Retirement or Permanent Disability, (ii) by the Company without Cause or (iii) by the Participant with Good Reason, the Award shall vest in full as of the date of such termination, and the Company shall deliver to the Participant a certificate representing the Shares payable upon such vesting (if applicable, net of any Shares withheld by the Company to satisfy tax obligations as permitted by Section 11.05 of the Plan). For purposes of this Notice, “Cause” and “Good Reason” shall have the meanings assigned to such terms in the [Participant’s Employment Agreement (the "Employment Agreement")].

5.    Change in Control: Notwithstanding anything to the contrary in the Plan or in this Notice, in the event of a Change in Control (as defined in the Plan), any unvested Awards granted pursuant to this Agreement shall vest as follows:

a)    With respect to each unvested Award that is assumed or substituted in connection with a Change in Control, in the event of a termination of the Participant’s employment or service during the 24-month period following such Change in Control (i) without Cause or (ii) by the Participant for Good Reason, such Award shall become fully vested and exercisable as of such termination of employment.

b)    For purposes of this Section 5, an Award shall be considered assumed or substituted for if, following the Change in Control, the Award remains subject to the same terms and conditions that were applicable to the Award immediately prior to the Change in Control (including vesting conditions) except as set forth in this Section 5 and except that the Award instead confers the right to receive publicly traded equity securities of the acquiring entity or the ultimate parent company which results from the Change in Control.

c)    With respect to each unvested Award that is not assumed or substituted in connection with a Change in Control, immediately upon the occurrence of the Change in Control, such Award shall become fully vested and exercisable.

d)    Notwithstanding any other provision of the Plan, in the event of a Change in Control, the Compensation Committee of the Mylan Inc. Board of Directors (the “Committee”) may, in its discretion, except as would otherwise result in adverse tax consequences under Section 409A of the United States Internal Revenue Code (the “Code”), provide that each Award shall, immediately upon the occurrence of a Change in Control, be cancelled in exchange for a payment in cash or securities in an amount equal to (i) the excess of the consideration paid per Share in the Change in Control over the purchase price (if any) per Share subject to the Award multiplied by (ii) the number of Shares then outstanding under the Award.

e)    Notwithstanding the foregoing, for each Award that constitutes deferred compensation under Section 409A of the Code, a Change in Control shall be deemed to have occurred under the Plan with respect to such Award only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A of the Code.

6.    Limitation Of Liability: The Participant agrees that any liability of the officers, the Committee, and the Board of Directors of the Corporation to the Participant under this Notice shall be limited to those actions or failure to take actions which constitute self-dealing, willful misconduct or recklessness.

7.    Governing Law: The terms and conditions of this Notice shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

This Notice is executed by authority of the Committee, effective as of the date first set forth above.

Rodney L. Piatt Chairman, Compensation Committee of the Mylan Inc. Board of Directors

The undersigned Participant hereby acknowledges receipt of this Notice and agrees to and accepts the terms and conditions set forth herein.

Participant:
[NAME]

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